Exhibit 99.1

PDI Announces Financial Results for First Quarter 2005

SADDLE RIVER, N.J., May 10 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) today announced its financial results for the quarter ended March 31, 2005.

First Quarter Results

Revenue for the quarter ended March 31, 2005 was $82.0 million, 11.5% lower than revenue of $92.6 million for the quarter ended March 31, 2004. Gross profit for the quarter ended March 31, 2005 was $18.0 million, 32% lower than gross profit of $26.5 million for the quarter ended March 31, 2004. The operating loss was $775,000 for the quarter ended March 31, 2005, compared to operating income of $9.8 million for the quarter ended March 31, 2004. The Company had a net loss of $62,000 for the quarter ended March 31, 2005, compared to net income of $6.0 million in the quarter ended March 31, 2004. The net loss per diluted share for the quarter ended March 31, 2005 calculated to $0.00 versus net income per diluted share of $0.40 for the quarter ended March 31, 2004.

The reduction in consolidated revenue in the first quarter of 2005 versus the first quarter of 2004 was mainly attributable to a $13 million decrease in revenue from AstraZeneca, who reduced the number of sales representatives under contract near the end of 2004. This reduction was partially offset by an increase from the marketing services segment. The reduction in gross profit was attributed to a reduction in incentive payments and a decrease in margin on some of our 2005 contract renewals.

Litigation expenses of approximately $2.3 million in the first quarter of 2005 were incurred in pursuit of our lawsuit against Cellegy Pharmaceuticals, Inc. This lawsuit was settled on April 12, 2005. The settlement provided a payment by Cellegy of $2 million on April 12, 2005 plus the issuance to us of a secured promissory note for $3 million and a $3.5 million principal amount of a senior convertible note. The Company also incurred costs associated with non-field based employee severance of approximately $1.1 million. The earnings per diluted share impact of the litigation and severance expense in the first quarter of 2005 is approximately $0.13.

Charles T. Saldarini, Vice Chairman and CEO, said, “The first quarter is clearly a disappointment. During the quarter we did resolve our litigation with Cellegy, arriving at a solution that is in the best interests of our shareholders. Also, in the quarter we implemented streamlining measures we had articulated at the outset of the year, notably with respect to creating more independent operating units. Much of the severance related expense incurred in the quarter was related to implementing that approach. As we most recently announced, we will be increasing investment in a variety of areas including business development, account management, information technology, communications, training and sales management. We believe these investments, coupled with making adjustments within our existing sales teams’ programs, will continue to allow us to deliver the caliber of services our clients and prospects are demanding, at a time when their emphasis is increasingly focused on cost efficiency and short term flexibility. These are likely to be important drivers in the near term and because we expect teams prospects to scrutinize these, we will be adjusting appropriately.”

Mr. Saldarini continued, “Our strategy remains to pursue leadership in our sales teams’ businesses based on our historic track record of performance, our long standing relationships, and our fundamental ability to deliver profitable brand sales growth for our clients. In addition, we expect that our ability to offer a broad array of solutions, including both dedicated teams and shared teams for bio-pharmaceutical manufacturers as well as solutions for medical device and diagnostic manufacturers, will provide us with a strong value proposition. In our Marketing Services segment, we will continue to drive for markedly improved contributions from our medical education, medical promotion and marketing research units. We continue to pursue acquisitions which augment these services and which will broaden our presence in these markets, so that we achieve our longer term goals for improved contribution mix and reduced client concentration. Our balance sheet supports this strategy. At this time, it is clear we have significant work to do in order to achieve these objectives and regain investor confidence and so we are concentrating on the required investments, talent acquisitions and market strategies we feel will deliver these outcomes.”

Conference Call Information

PDI will not be conducting a conference call with regard to the first quarter results, as originally announced on April 21, 2005 in light of last week’s conference call.

About PDI, Inc.

PDI, Inc. (Nasdaq: PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical devices and diagnostics industries. PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated, Select Access, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives. PDI’s global presence is maintained through a strategic partnership with In2Focus, a leading U.K. provider of outsourced sales services.

PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

For more information, visit the Company’s website at http://www.pdi-inc.com.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, and the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2004, and PDI’s periodic reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005. This press release concerns payments that Cellegy is obligated to make in the future. There is no assurance that these payments will be made and that Cellegy will remain financially viable and able to make the required payments. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents.	$82,364	$81,000
Short-term investments	12,959	28,498
Accounts receivable, net of allowance for doubtful accounts of $116 and $74 as of March 31, 2005 and December 31, 2004, respectively	27,551	26,662
Unbilled costs and accrued profits on contracts in progress	8,179	3,393
Deferred training and other program costs	1,244	740
Other current assets	11,888	11,818
Deferred tax asset	8,067	3,325
Total current assets.	152,252	155,436
Net property and equipment	17,788	17,170
Deferred tax asset	802	5,832
Goodwill	23,820	23,791
Other intangible assets	19,074	19,548
Other long-term assets	2,920	2,928
Total assets	$216,656	$224,705
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,805	$7,217
Accrued returns	1,659	4,316
Accrued incentives	7,997	16,282
Accrued salaries and wages	8,929	8,414
Unearned contract revenue	8,255	6,924
Restructuring accruals	79	161
Income taxes and other accrued expenses	18,962	15,966
Total current liabilities	50,686	59,280
Total long-term liabilities	—	—
Total liabilities	50,686	59,280
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized: shares issued and outstanding, March 31, 2005 - 14,696,341 and December 31, 2004 - 14,665,945; 147,894 and 154,554 restricted shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	148	148
Additional paid-in capital	117,082	116,737
Retained earnings	50,575	50,637
Accumulated other comprehensive income	25	76
Unamortized compensation costs	(1,750)	(2,063)
Treasury stock, at cost: 5,000 shares	(110)	(110)
Total stockholders’ equity	165,970	165,425
Total liabilities & stockholders’ equity	$216,656	$224,705

PDI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,

	2005	2004

Revenue
Service	$82,024	$92,547
Product, net	—	101
Total revenue	82,024	92,648
Cost of goods and services
Program expenses (including related party amounts of $0 and $180 for the periods ended March 31, 2005 and 2004, respectively)	63,981	65,988
Cost of goods sold	—	145
Total cost of goods and services	63,981	66,133
Gross profit	18,043	26,515
Operating expenses
Compensation expense	9,004	10,216
Other selling, general and administrative expenses	9,814	6,490
Total operating expenses	18,818	16,706
Operating (loss) income	(775)	9,809
Other income, net	669	318
(Loss) income before (benefit) provision for taxes	(106)	10,127
(Benefit) provision for income taxes	(44)	4,152
Net (loss) income	$(62)	$5,975
Basic net (loss) income per share	$(0.00)	$0.41
Diluted net (loss) income per share	$(0.00)	$0.40
Basic weighted average number of shares outstanding	14,675	14,461
Diluted weighted average number of shares outstanding	14,849	14,767

PDI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,

	2005	2004

Cash Flows From Operating Activities
Net (loss) income	$(62)	$5,975
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,486	1,512
Reserve for inventory obsolescence and bad debt	42	505
Loss on disposal of assets	91	—
Deferred taxes, net	288	7
Stock compensation costs	269	651
Other changes in assets and liabilities:
(Increase) decrease in accounts receivable	(930)	12,376
Decrease in inventory	—	43
Increase in unbilled costs	(4,786)	(14,562)
Increase in deferred training	(504)	(457)
Increase in other current assets	(220)	(233)
Decrease in other long-term assets	8	—
(Decrease) increase in accounts payable	(2,412)	28
Decrease in accrued returns	(2,657)	(288)
Decrease increase in accrued liabilities	(7,770)	(4,755)
Decrease in restructuring liability	(82)	(164)
Increase in unearned contract revenue	1,331	6,695
Increase (decrease) in income taxes and other accrued expenses	2,996	(1,058)
Net cash (used in) provided by operating activities	(12,912)	6,275
Cash Flows From Investing Activities
Sales (purchases) of short-term investments	15,488	(48,036)
Cash paid for acquisition, including acquisition costs	(29)	—
Payment on TMX loan	150	—
Purchase of property and equipment	(1,721)	(2,588)
Net cash provided by (used in) investing activities	13,888	(50,624)
Cash Flows From Financing Activities
Net proceeds from exercise of stock options	388	524
Net cash provided by financing activities	388	524
Net increase (decrease) in cash and cash equivalents	1,364	(43,825)
Cash and cash equivalents - beginning	81,000	113,288
Cash and cash equivalents - ending	$82,364	$69,463

SOURCE  PDI, Inc.
                                                            05/10/2005
          /CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate Development, PDI, Inc., +1-201-574-8617/
          /Web site:  http://www.pdi-inc.com /